EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-1 of our report dated May 17, 2012, except for the change in presentation of comprehensive income discussed in Note 4, as to which the date is August 13, 2012, and except for the reverse stock split discussed in Note 1, as to which the date is September 21, 2012, relating to the financial statements, which appears in Fleetmatics Group PLC’s Registration Statement on Amendment No. 2 on Form F-1 (No. 333-186109). We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

January 29, 2013